EXHIBIT M(3)


                                     FORM OF
                      SERVICING AND DISTRIBUTION AGREEMENT



     We wish to enter into this Servicing and Distribution Agreement ("Agreement") with you concerning the provision of distribution services (and, to the extent provided below, support services) to your clients ("Clients") who may from time to time acquire and beneficially own shares of any Fund ("Shares") offered by The Bramwell Funds, Inc.

     The terms and conditions of this Agreement are as follows:

     Section 1. You will provide reasonable assistance in connection with the distribution of Shares to Clients as requested from time to time, which assistance may include forwarding sales literature and advertising provided by us for Clients. In addition, you agree to provide the following support services to Clients who may from time to time acquire and beneficially own shares: (i) processing dividend and distribution payments from us on behalf of Clients for whom you are the holder of record; (ii) providing information periodically to Clients showing their positions in Shares; (iii) arranging for bank wires; (iv) responding to Client inquires relating to the services performed by you; (v) providing subaccounting with respect to Shares beneficially owned by Clients for whom you are the holder of record; (vi) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients; (vii) assisting in processing purchase, exchange and redemption requests from Clients and in placing such orders with our service contractors;
(viii) assisting Clients in changing dividend options, account designations and addresses; and (ix) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

     Section 2. You will provide such offices space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned assistance and services to Clients.

     Section 3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Shares except those contained in our then current prospectuses and statements of additional information for Shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

     Section 4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as an agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officer, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of

Shares (or orders relating to the same) by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

     Section 5. In consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefor, a fee at the annual rate of _____% of the average daily net asset value of the Shares beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Clients' Shares"), which fee will be computed daily and payable quarterly. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Clients' Shares will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Furthermore, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of Shares to you for the account of any client or Clients. All fees payable by Bramwell Capital Management, Inc. under this agreement with respect to the Shares of a particular Fund shall be borne by, and be payable entirely out of the assets allocable to, said Shares.

     Section 6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Directors, and our Directors will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Clients of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Directors concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

     Section 7. We may enter into other similar Agreements with any other person or persons without your consent.

     Section 8. By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you hereunder, together with any other compensation you receive from Clients for services contemplated by this Agreement, will not be excessive or unreasonable under the laws and instruments governing your relationship with Clients; (ii) you will provide to Clients a schedule of any fees that you may charge to them relating to the investment of their assets in Shares; (iii) you are a member of the NASD and registered as a broker-dealer under the federal and all applicable state securities laws, or you are a "bank", as such term is defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (or other financial institution), and you conduct your activities in such a way as to not otherwise be required to register as a broker or dealer under such Act or any state laws; (iv) you are empowered under


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


applicable law and by your organizational documents to enter into and perform this Agreement, and all requisite proceedings have been taken to authorize you to enter into and perform this Agreement; (v) you will comply at all times with all applicable laws, rules and regulations; and (vi) you shall not disclose or use nonpublic personal information (as defined in Regulation S-P) of any Fund shareholder except as necessary to carry out your responsibilities under this Agreement or under an exception in Section 248.14 or 248.15 of Regulation S-P in the ordinary course of business. In addition, you understand that this Agreement has been entered pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), and is subject to the provisions of said Rule, as well as any other applicable rules or regulations promulgated by the Securities and Exchange Commission.

     Section 9. This Agreement will become effective on the date a fully executed copy of this Agreement is received and accepted by us or our designee. Unless sooner terminated, this Agreement will continue for a period of one year from the date of our acceptance of an executed copy of this Agreement, and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 12. This Agreement is terminable with respect to the Shares of any Fund, without penalty, at any time by us (which termination may be a vote of a majority of the "Disinterested Directors" as defined in Section 12 or by vote of the holders of a majority of the outstanding Shares of such Fund) or by you upon notice to the other party hereto. This Agreement will also terminate automatically in the event of its assignment (as defined in the Act).

     Section 10. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address stated herein.

     Section 11. This Agreement will be construed in accordance with the laws of the State of New York.

     Section 12. This Agreement has been approved by vote of a majority of (i) our Board of Directors and (ii) those Directors who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Service and Distribution Plan adopted by us or in any agreement related thereto cast in person at a meeting called for the purpose of voting on such approval ("Disinterested Directors").


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




     If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us at Bramwell Capital Management, Inc., 745 Fifth Avenue, New York, New York 10151, Attention: Mary McCollum, Executive Vice President.

                                          Very truly yours,


                                          BRAMWELL CAPITAL
                                          MANAGEMENT, INC.


Date:                                By:
       --------------                     -------------------------------
                                          (Authorized Officer of Bramwell
                                          Capital Management, Inc.)





                                          ACCEPTED AND AGREED TO:


                                          -------------------------------
                                          (Name of dealer/shareholder
                                          organization)


Date:                                By:
       --------------                     -------------------------------


                                          -------------------------------
                                          (Print name)

                                          -------------------------------
                                          (address)

                                          -------------------------------


                                          -------------------------------
                                          (Phone number)


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